EXHIBIT 99.1

                                  NEWS RELEASE

        Press Contact:  Bob McMullan
                        Chief Financial Officer
                        GlobespanVirata, Inc.
                        732-345-7558


 GLOBESPANVIRATA ANNOUNCES AGREEMENT TO ACQUIRE INTERSIL'S WIRELESS NETWORKING
                                 PRODUCT GROUP


          RED BANK, NEW JERSEY - JULY 15, 2003 -- GlobespanVirata, Inc. (NASDAQ:
GSPN), a leading provider of integrated circuits, software, and system designs for broadband communication applications, announced today that it has agreed to purchase the Wireless Networking Product Group ("WLAN Business") of Intersil Corporation (NASDAQ: ISIL) for $365 million in cash and common stock. This transaction is expected to close prior to the end of the third quarter of 2003, subject to customary closing conditions.

          Intersil's Wireless Networking Product Group has designed and developed world-class silicon technology for wireless networking applications. Today, the wireless networking market is experiencing tremendous growth as virtually every consumer and business product requires high-speed wireless connectivity to digital content. The WLAN semiconductor market is one of the fastest growing segments within the overall semiconductor sector. According to Allied Business Intelligence, worldwide WLAN semiconductor sales are expected to grow at a 23% compound annual growth rate from 2002 to 2006.

          Analysts estimate that revenues for Intersil's WLAN Business will be approximately $55 million for the second quarter of 2003. The combined revenues for GlobespanVirata and Intersil's WLAN Business were approximately $446 million for the twelve months ended March 31, 2003. It is anticipated that the transaction will be accretive on a non-GAAP (pro forma) basis to GlobespanVirata's pro forma non-GAAP(1) earnings and earnings per share for the year ending December 31, 2004.


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          Armando   Geday,    President   and   Chief   Executive   Officer   of
GlobespanVirata, said, "We are excited about the strategic alignment of this transaction. As a combined company, GlobespanVirata will be well positioned to use the WLAN Business' technology and leading market position to accelerate our growth through entering adjacent market segments including the home networking, consumer electronic networking and wireless data segments. Our leadership position in DSL combined with the Intersil WLAN Business' leadership position creates the world's most compelling product offering for the benefit of consumers and service providers."

          Under the terms of the purchase agreement, GlobespanVirata has agreed to pay Intersil $250 million of cash and $115 million of GlobespanVirata common stock, subject to a collar on GlobespanVirata's stock price of between $7.4375 and $10.0625. The number of shares issued by GlobespanVirata will be determined when the transaction is closed. The minimum number of shares to be issued by GlobespanVirata will be approximately 11.429 million (equivalent to $10.0625 per share) and the maximum number of shares will be approximately 15.462 million (equivalent to $7.4375 per share).

          Citigroup is acting as financial advisor to GlobespanVirata with regard to the transaction.

GLOBESPANVIRATA TELECONFERENCE FOR INVESTORS

          GlobespanVirata will hold a conference call for investors at 8:30 AM Eastern Time on July 16, 2003 to discuss the proposed acquisition of the Intersil WLAN Business. GlobespanVirata will also provide a live webcast of the conference call through its website at http://www.globespanvirata.com by following the links to GlobespanVirata's conference call.


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          (1)  GlobespanVirata  reports net income  (loss) and diluted  earnings
(loss) per share on a pro forma non-GAAP basis, which excludes the effects of non-cash acquisition charges, restructuring and other charges, discontinued operations, payroll taxes associated with stock options exercised by employees, and recognition of foreign tax credits, and assumes the conversion of the $130,000,000 of convertible subordinated notes. A reconciliation of the GAAP and non-GAAP earnings will be provided when GlobespanVirata discloses its quarterly and annual financial performance after the transaction closes.


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          GlobespanVirata  will also provide a  re-broadcast  of the  conference call through the above website links beginning at noon Eastern Time on July 16, 2003.

ABOUT GLOBESPANVIRATA

          GlobespanVirata is a leading provider of integrated circuits, software and system designs for broadband applications that enable the high-speed transmission of data, voice and video over copper telephone lines. GlobespanVirata has delivered complete high speed, cost effective and flexible DSL chipset solutions to more than 400 global customers that manufacture broadband access equipment for businesses and consumers.

          GlobespanVirata is one of the world's largest organizations dedicated to DSL and related broadband technology. The company applies the industry's longest history in DSL research and development, as well as over 15 years of field experience, to offer unparalleled customer support and to successfully bring its proven broadband solutions to market.

          GlobespanVirata is headquartered at 100 Schulz Drive, Red Bank, New Jersey 07701 and can be reached at +1-732-345-7500 or at
www.globespanvirata.com. The GlobespanVirata name and logo are trademarks of GlobespanVirata, Inc.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Except for historical information contained herein, this press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934 that involves significant risks and uncertainties, and is subject to the safe harbors created by this section. Actual events may differ materially from those projected in these


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forward-looking  statements.  Factors that might cause a difference include, but are not limited to, risks related to GlobespanVirata's ability to successfully integrate the WLAN Business into its existing business, the synergies between the WLAN Business and GlobespanVirata, GlobespanVirata's ability to sell and support the acquired Intersil WLAN Business products and to integrate those
Intersil   employees  it  hires,   the  general  slowdown  in  spending  in  the
telecommunications industry, customer implementation plans, risks of price competition among DSL and WLAN chip set suppliers, risks of customer loss or decreases in purchases by significant customers, risks of dependence upon third-party suppliers, risks of integrating acquisitions, risks due to rapid changes in the market for DSL chip sets, market acceptance of new products, ability of leading equipment manufacturers to incorporate our products into successful products, ability of telecommunication service providers to market and sell DSL services, uncertainties concerning the continued impact of competitive products, risks due to limited protection of our intellectual property, uncertainties concerning continued service of our key employees, risks of operating in international markets and general market, economic, regulatory and business conditions. We refer you to the documents GlobespanVirata files from time to time with the Securities and Exchange Commission, in particular the most recent quarterly reports on Form 10-Q and annual reports on Form 10-K of GlobespanVirata. GlobespanVirata undertakes no obligation to revise or update publicly the forward-looking information contained in this press release for any reason.